Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC THIRD QUARTER EARNINGS RISE 29 PERCENT OVER A YEAR AGO

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Operating Leverage Improves

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One PNC Implementation Progressing

PITTSBURGH, Oct. 20, 2005 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported third quarter 2005 earnings of $334 million, or $1.14 per diluted share. Earnings a year ago were $258 million, or $0.91 per diluted share, and earnings for the second quarter of 2005 were $282 million, or $0.98 per diluted share. Earnings for the third quarter of 2005 include after-tax implementation costs of $29 million related to the company’s One PNC initiative, or $0.10 per diluted share. For the first nine months of 2005, the company earned $970 million, or $3.35 per diluted share, compared with $890 million, or $3.13 per diluted share, for the first nine months of 2004.

“This was an excellent quarter for PNC,” said Chairman and Chief Executive Officer James E. Rohr. “Growth in clients, loans and deposits led to robust increases in both net interest income and fees; we made excellent progress in the implementation of our One PNC efficiency initiative; and asset quality continued to be very strong. We are generating positive operating leverage by executing our key strategic initiatives for long-term growth.”

THIRD QUARTER HIGHLIGHTS

•	Taxable-equivalent net interest income increased $68 million, or 14 percent, compared with a year ago and $25 million, or 5 percent, compared with last quarter as a result of increased earning assets and higher yields on assets and despite a slight decrease in the net interest margin.

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PNC Third Quarter Earnings Rise 29 Percent Over A Year Ago – Page 2

•	Average loans increased $7.7 billion, or 18 percent, compared with the third quarter of 2004, driven by targeted sales efforts and the impact of the Riggs acquisition.

•	Average deposits increased $9.2 billion, or 18 percent, compared with a year ago, driven by higher certificates of deposit, money market and demand deposit balances, including the impact of the Riggs acquisition.

•	Noninterest income increased 33 percent compared with a year ago and 20 percent compared with last quarter driven by higher asset management fees, increased banking fees, higher trading revenues and higher equity management revenue. Net securities losses in the third quarter of 2005 were $2 million, compared with net gains of $16 million a year ago and net losses of $26 million in the second quarter of 2005.

•	Implementation of the One PNC efficiency initiative is proceeding according to plan. Approximately 1,800 total positions have been eliminated, ahead of schedule, while initiatives to achieve revenue growth were moving forward as planned. The company plans to eliminate a total of 3,000 positions and achieve $300 million of cost savings initiatives in addition to at least $100 million in net revenue enhancement.

•	On October 11, the company acquired Harris Williams & Co., one of the nation’s leading advisors on mergers and acquisitions to middle market companies. The acquisition, which is expected to be immediately accretive to PNC’s earnings, is expected to benefit many areas of the company, including the lending businesses, capital markets and wealth management.

•	Asset quality remained very strong. The ratio of nonperforming loans to total loans fell to .25 percent from .35 percent a year ago and .27 percent last quarter.

Return on average common equity was 16.13 percent for the quarter compared with 14.42 percent a year ago and 14.34 percent in the second quarter of 2005.

The Consolidated Financial Highlights accompanying this news release include a reconciliation of total earnings for all business segments to consolidated net income and a reconciliation of net interest income as reported under generally accepted accounting principles (GAAP) to taxable-equivalent net interest income.

BUSINESS SEGMENT RESULTS

Please refer to the company’s Form 8-K dated September 30, 2005 for information regarding changes to segment reporting.

Consumer Banking

Consumer Banking earned $176 million for the quarter compared with $158 million a year ago and $162 million for the second quarter of 2005. The 11 percent increase over the third quarter of 2004 was driven by improved taxable-equivalent net interest income and fee income, continued customer and balance sheet growth and a sustained focus on expense management. The 9 percent increase over the second quarter of 2005 also reflected increased gains on sales of education loans. For the nine months ended September 30, 2005, revenues were up 5 percent and noninterest expenses were up 2 percent, resulting in a 10 percent earnings improvement over the same 2004 period.

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Consumer Banking results in the third quarter were highlighted by:

•	Customer growth continued. Checking relationships grew by a net 39,000 compared with June 30, 2005 due to strong new customer acquisition and retention.

•	Noninterest income increased $20 million, or 6 percent, over the prior quarter and $30 million, or 10 percent, over the prior year’s third quarter. The growth in fee income for both comparisons is attributable to the growing customer base and an increase in asset management fees. Gains on sales of education loans increased $8 million over the second quarter of 2005.

•	Average loans increased $3.0 billion, or 15 percent over a year ago. Success in small business and home equity, as well as the Riggs acquisition, were the main contributors to the growth.

•	Average deposits increased $2.0 billion, or 5 percent, over the previous quarter and $5.0 billion, or 13 percent, over the prior year. In the rising interest rate environment, certificates of deposits and money market deposits drove the deposit growth over the periods of comparison, as customers sought higher yielding deposit products.

•	For the first nine months of 2005, Consumer Banking’s efficiency ratio improved almost 200 basis points over the same period of 2004.

•	Credit quality remained very strong.

Institutional Banking

Institutional Banking earned $118 million in the third quarter, compared with $100 million for the same period a year ago and $144 million for the second quarter of 2005. The second quarter of 2005 included a large loan recovery that resulted in a $53 million credit to the segment’s provision for credit losses. The higher earnings compared with the year earlier period, as well as the higher earnings excluding the impact of the large loan recovery compared with the sequential quarter, resulted from higher gains on commercial mortgage sales, increased client-related trading and capital markets revenues and higher net interest income. Taxable-equivalent net interest income increased compared with both prior periods as a result of increased earning assets.

Institutional Banking results in the third quarter were highlighted by:

•	Average loan balances increased $3.2 billion, or 18 percent, over a year ago. The increases were driven by continued strong customer demand and the impact of the Riggs acquisition.

•	Average deposits increased $1.7 billion, or 21 percent, compared with the year-earlier period. The increase was driven by strong growth in deposits from the servicing portfolio of Midland Loan Services, sales of treasury management products and strong liquidity positions within our customer base.

•	Taxable-equivalent net interest income increased $12 million compared with the year ago period and $10 million compared with the prior quarter as a result of higher loan and deposit balances.

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PNC Third Quarter Earnings Rise 29 Percent Over A Year Ago – Page 4

BlackRock

BlackRock earned $61 million for the quarter compared with a net loss of $10 million a year ago and earnings of $53 million for the second quarter of 2005. The third quarter of 2004 included a $57 million after-tax charge associated with initial expense recognition for the 2002 BlackRock Long-Term Retention and Incentive Plan (LTIP), and the third quarter of 2005 included a $9 million after-tax charge for LTIP expenses. The higher earnings compared with both prior periods were primarily due to higher advisory fees driven by a growing base of assets under management as well as strong sales of the BlackRock Solutions® risk analytics platform. Total revenue reached a record $301 million.

Assets under management at BlackRock increased to a record $428 billion at September 30, 2005 compared with $414 billion at June 30, 2005 primarily driven by new business and market appreciation.

BlackRock is approximately 70 percent owned by PNC and is consolidated into PNC’s financial statements. Accordingly, approximately 30 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s Consolidated Income Statement and are reflected on a separate line in the Business Earnings Summary table in the Consolidated Financial Highlights.

PFPC

PFPC earned $28 million for the quarter compared with $17 million a year ago and $24 million for the second quarter of 2005. The higher earnings compared with the year earlier period were attributable to improved operating leverage and strong performances from custody services, securities lending and managed account services operations, as well as reduced intercompany debt financing costs. The higher earnings compared with the sequential quarter resulted primarily from a $3 million tax benefit that was identified as part of the One PNC initiative.

PFPC provided accounting/administration services for $793 billion of net fund assets and provided custody services for $475 billion of fund assets at September 30, 2005. Increases in these statistics over a year ago reflected new business and asset inflows from existing customers. Total fund assets serviced by PFPC were $1.8 trillion at September 30, 2005 compared with $1.7 trillion a year earlier.

“Other”

The “Other” category includes asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead and intercompany eliminations. A net loss of $30 million was reported in “Other” for the quarter compared with net losses of $10 million a year ago and $85 million last quarter. Third quarter 2005 results included $29 million, after-tax, of the implementation costs related to the One PNC initiative. The lower loss compared with the sequential quarter resulted from higher market-related revenues and gains partially offset by the One PNC implementation costs. Second quarter 2005 results included a $19 million after-tax charge related to Riggs integration costs.

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PNC Third Quarter Earnings Rise 29 Percent Over A Year Ago – Page 5

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $566 million for the quarter compared with $498 million a year ago and $541 million in the second quarter of 2005. The increases over both prior periods resulted from higher income associated with increased interest-earning assets partially offset by higher costs of deposits. The net interest margin in the third quarter was 2.96 percent compared with 3.19 percent a year ago and 3.00 percent last quarter. The net interest margin decreased compared with the prior quarter due to narrower interest rate spreads. These factors were partially offset by a higher contribution from noninterest-bearing funding sources and higher yields on securities.

Noninterest income totaled $1.113 billion for the third quarter compared with $838 million a year ago and $925 million last quarter. The 20 percent increase compared with the sequential quarter resulted primarily from higher trading revenues, higher equity management gains, higher asset management fees, increased banking fees, higher gains on sales of education loans and lower net securities losses. In addition, the third quarter of 2005 included a $16 million gain related to a contribution of BlackRock stock to the PNC Foundation. The increase compared with a year ago resulted from higher fund servicing and consumer-related fees, as well as higher trading revenues, higher equity management gains and increased asset management fees.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense totaled $1.156 billion for the quarter compared with $981 million a year ago and $1.036 billion for the sequential quarter. The increase over the sequential quarter was primarily driven by pre-tax implementation costs of $44 million related to the implementation of the One PNC initiative, growth at BlackRock, a $20 million expense related to the contribution of BlackRock stock to the PNC Foundation and higher incentive compensation accruals resulting from stronger earnings. The increases over a year ago resulted from the Riggs acquisition, as well as BlackRock’s growth, including the acquisition of State Street Research & Management, and the charge related to the One PNC initiative. The third quarter of 2004 included $96 million of pre-tax expenses related to the BlackRock LTIP, while the second and third quarters of 2005 included expenses related to the LTIP totaling $17 million and $16 million, respectively.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $93.2 billion at September 30, 2005 compared with $77.3 billion a year ago and $90.8 billion at June 30, 2005. The increase in assets compared with the year-earlier period-end reflected increases in loan and securities balances, in part due to the Riggs acquisition. The increase over the sequential quarter-end resulted from loan growth and higher securities balances.

Average loans of $49.5 billion for the quarter increased $7.7 billion over a year ago and $2.3 billion over the sequential quarter. The increases were driven by continued improvements in market loan demand and targeted sales efforts across our banking businesses, as well as the impact of the Riggs acquisition.

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PNC Third Quarter Earnings Rise 29 Percent Over A Year Ago – Page 6

Average securities for the quarter increased $1.5 billion compared with the previous quarter primarily due to the full-quarter impact of the Riggs acquisition.

Average deposits of $59.6 billion for the quarter increased $9.2 billion over a year ago and $3.0 billion over the sequential quarter. The increase compared with the prior quarter was driven by the full-quarter impact of the Riggs acquisition, higher deposits from the servicing portfolio of Midland Loan Services and continued customer growth. The increase compared with a year ago was driven by higher certificates of deposit, money market and demand deposit balances, and the Riggs acquisition.

The company repurchased no common shares during the quarter under its current common stock repurchase program. The impact on PNC’s capital of recent acquisitions and other asset growth has restricted share repurchases and will continue to do so over the next several quarters.

ASSET QUALITY REVIEW

Overall asset quality remained strong due to the company’s continued focus on lending that meets prudent risk-reward parameters. The provision for credit losses for the quarter was $16 million compared with $13 million a year ago and a credit of $27 million for the sequential quarter. The increase in the provision compared with the year-earlier period was attributable to loan growth, while the increase over the second quarter of 2005 was primarily attributable to a $53 million loan recovery in the second quarter of 2005.

Net charge-offs were $15 million for the quarter compared with $13 million a year ago and net recoveries of $38 million last quarter. The net recoveries in the second quarter of 2005 were driven by the single, large loan recovery referred to above.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 706-643-0187. A taped replay of the call will be available for one week at 706-645-9291; enter conference ID 1186195. A slide presentation to accompany the conference call remarks may be found on PNC’s website at www.pnc.com under “For Investors.”

In addition, internet access to the call (listen-only) and to PNC’s third quarter 2005 earnings release and supplementary financial information will be available on PNC’s website at www.pnc.com under “For Investors.” A replay of the webcast will be available on PNC’s website for 30 days.

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PNC Third Quarter Earnings Rise 29 Percent Over A Year Ago – Page 7

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

In addition to factors that we have disclosed in our 2004 annual report on Form 10-K, our second quarter 2005 report on Form 10-Q, and in other reports that we file with the SEC (accessible on the SEC’s website at www.sec.gov and on or through PNC’s corporate website at www.pnc.com) and those that we may discuss elsewhere in this news release, PNC’s forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those that we anticipated in our forward-looking statements or from our historical performance:

•	changes in political, economic or industry conditions, the interest rate environment, or the financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, the money supply, or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of our credit losses; (b) the extent of funding of our unfunded loan commitments and letters of credit; (c) our allowances for loan and lease losses and unfunded loan commitments and letters of credit; (d) demand for our credit or fee-based products and services; (e) our net interest income; (f) the value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet or off-balance sheet assets; or (g) the availability and terms of funding necessary to meet our liquidity needs;

•	the impact on us of legal and regulatory developments, including the following: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax and pension laws; and (e) changes in accounting policies and principles, with the impact of any such developments possibly affecting our ability to operate our businesses or our financial condition or results of operations or our reputation, which in turn could have an impact on such matters as business generation and retention, our ability to attract and retain management, liquidity and funding;

•	the impact on us of changes in the nature and extent of our competition;

•	the introduction, withdrawal, success and timing of our business initiatives and strategies;

•	customer acceptance of our products and services, and our customers’ borrowing, repayment, investment and deposit practices;

•	the impact on us of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults, which could affect, among other things, credit and asset quality risk and our provision for credit losses;

•	the ability to identify and effectively manage risks inherent in our businesses;

•	how we choose to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in our businesses;

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PNC Third Quarter Earnings Rise 29 Percent Over A Year Ago – Page 8

•	the impact, extent and timing of technological changes, the adequacy of intellectual property protection, and costs associated with obtaining rights in intellectual property claimed by others;

•	the timing and pricing of any sales of loans or other financial assets held for sale;

•	our ability to obtain desirable levels of insurance and to successfully submit claims under applicable insurance policies;

•	the relative and absolute investment performance of assets under management; and

•	the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or us specifically.

Our future results are likely to be affected significantly by the results of the implementation of our One PNC initiative, as discussed in this news release and in the conference call regarding this news release. Generally, the amounts of our anticipated cost savings and revenue enhancements are based to some extent on estimates and assumptions regarding future business performance and expenses, and these estimates and assumptions may prove to be inaccurate in some respects. Some or all of the above factors may cause the anticipated expense savings and revenue enhancements from that initiative not to be achieved in their entirety, not to be accomplished within the expected time frame, or to result in implementation charges beyond those currently contemplated or some other unanticipated adverse impact. Furthermore, the implementation of cost savings ideas may have unintended impacts on our ability to attract and retain business and customers, while revenue enhancement ideas may not be successful in the marketplace or may result in unintended costs. Assumed attrition required to achieve workforce reductions may not come in the right places or at the right times to meet planned goals.

In addition, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. In particular, acquisitions may be substantially more expensive to complete (including the integration of the acquired company) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs and expenses arising as a result of those issues. Recent acquisitions, including our acquisition of Riggs National Corporation, continue to present the integration and other post-closing risks and uncertainties described above.

You can find additional information on the foregoing risks and uncertainties and additional factors that could affect the results anticipated in our forward-looking statements or from our historical performance in the reports that we file with the SEC. You can access our SEC reports on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com.

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our majority-owned subsidiary BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

The PNC Financial Services Group, Inc. is one of the nation’s largest diversified financial services organizations providing consumer and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

[TABULAR MATERIAL FOLLOWS]

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 9

	For the three months ended			For the nine months ended
Dollars in millions, except per share data Unaudited	September 30 2005	June 30 2005	September 30 2004	September 30 2005	September 30 2004
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)	$566	$541	$498	$1,619	$1,480
Noninterest income	1,113	925	838	3,011	2,659

Total revenue	$1,679	$1,466	$1,336	$4,630	$4,139

Net income	$334	$282	$258	$970	$890

Diluted earnings per common share	$1.14	$.98	$.91	$3.35	$3.13
Cash dividends declared per common share	$.50	$.50	$.50	$1.50	$1.50

SELECTED RATIOS
Net interest margin	2.96%	3.00%	3.19%	2.99%	3.22%
Noninterest income to total revenue (b)	67	63	63	65	64
Efficiency (c)	69	71	74	69	68
Return on
Average common shareholders’ equity	16.13%	14.34%	14.42%	16.49%	16.86%
Average assets	1.45	1.29	1.36	1.48	1.60

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we have increased the interest income earned on tax-exempt assets to make it fully equivalent to interest income on other taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) on the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis (in millions):

	For the three months ended			For the nine months ended
	September 30 2005	June 30 2005	September 30 2004	September 30 2005	September 30 2004
Net interest income, GAAP basis	$559	$534	$491	$1,599	$1,466
Taxable-equivalent adjustment	7	7	7	20	14

Net interest income, taxable-equivalent basis	$566	$541	$498	$1,619	$1,480

(b)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 10

	For the three months ended			For the nine months ended
In millions Unaudited	September 30 2005	June 30 2005	September 30 2004	September 30 2005	September 30 2004
BUSINESS EARNINGS SUMMARY (a)
Consumer Banking	$176	$162	$158	$487	$443
Institutional Banking	118	144	100	372	335
BlackRock (b)	61	53	(10)	161	93
PFPC	28	24	17	75	50

Total business segment earnings	383	383	265	1,095	921
Minority interest in (income) loss of BlackRock	(19)	(16)	3	(49)	(27)
Other	(30)	(85)	(10)	(76)	(4)

Total consolidated net income	$334	$282	$258	$970	$890

Dollars in millions, except per share data Unaudited	September 30 2005	June 30 2005	September 30 2004
BALANCE SHEET DATA
Assets	$93,241	$90,794	$77,298
Loans, net of unearned income	50,510	49,317	42,480
Allowance for loan and lease losses	634	628	581
Securities	20,658	20,437	16,824
Loans held for sale	2,377	2,275	1,582
Deposits	60,214	58,673	51,162
Borrowed funds	18,374	18,206	12,919
Allowance for unfunded loan commitments and letters of credit	79	84	96
Shareholders’ equity	8,317	8,243	7,312
Common shareholders’ equity	8,309	8,235	7,304
Book value per common share	28.54	28.35	25.89
Common shares outstanding (millions)	291	290	282
Loans to deposits	84%	84%	83%

ASSETS UNDER MANAGEMENT (billions)	$469	$456	$362

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$793	$766	$667
Custody assets	475	462	418

CAPITAL RATIOS
Tier 1 Risk-based (c)	8.3%	8.3%	9.0%
Total Risk-based (c)	12.4	11.9	12.5
Leverage (c)	7.1	7.2	7.7
Tangible common (d)	4.9	5.0	5.6
Common shareholders’ equity to assets	8.91	9.07	9.45

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.29%	.32%	.42%
Nonperforming loans to loans	.25	.27	.35
Net charge-offs to average loans (for the three months ended) (e)	.12	(.32)	.12
Allowance for loan and lease losses to loans	1.26	1.27	1.37
Allowance for loan and lease losses to nonperforming loans	499	476	393

(a)	This summary also serves as a reconciliation of business segment earnings to total consolidated net income. See our Current Report on Form 8-K dated September 30, 2005 regarding changes to the presentation of results for our business segments. Our business segment information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(b)	BlackRock results for the three months and nine months ended September 30, 2004 reflected a $57 million after-tax impact associated with commencing expense recognition for the LTIP, of which approximately $8 million related to the third quarter 2004. After-tax LTIP charges for the three months ended September 30, 2005 and June 30, 2005 and for the nine months ended September 30, 2005 were $9 million, $10 million and $28 million, respectively.
(c)	Estimated for September 30, 2005.
(d)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets (excluding mortgage servicing rights).
(e)	Excluding the impact of a $53 million loan recovery during the second quarter of 2005, the ratio of net charge-offs to average loans for that quarter would have been .13%.